UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2024

BigBear.ai Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40031	85-4164597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6811 Benjamin Franklin Drive, Suite 200

Columbia, MD 21046

(Address of principal executive offices, including zip code)

(410) 312-0885

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BBAI	New York Stock Exchange
Redeemable warrants, each full warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BBAI.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On December 19, 2024, BigBear.ai Holdings, Inc. (the “Company”) entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders of the Company’s existing 6.00% Convertible Senior Notes due 2026 (the “2026 Notes”), to exchange approximately $182.3 million in aggregate principal amount of the 2026 Notes for $182.3 million in aggregate principal amount of the Company’s new 6.00% Convertible Senior Secured Notes due 2029 (the “2029 Notes”) and approximately $0.4 million in cash, with such cash payment representing the accrued and unpaid interest on such 2026 Notes through December 27, 2024 (the “Exchange Transaction”). The Exchange Transaction is expected to settle on or about December 27, 2024, subject to the satisfaction of customary closing conditions.

The 2029 Notes will be fully and unconditionally guaranteed, on a senior, secured basis, by the Company and certain of its existing and future direct and indirect subsidiaries, subject to certain exceptions (the “guarantors”), and will initially be secured on a first-priority basis by substantially all assets of the Company and such guarantors, subject to certain exceptions. The initial conversion price of the 2029 Notes will be equal to 115% of the daily volume-weighted average price per share of the Company’s common stock on the date of execution of the Exchange Agreements, and the initial conversion rate per $1,000 principal amount of the 2029 Notes will be a number of shares of common stock equal to $1,000 divided by such initial conversion price. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. However, until the Company has obtained the stockholder approval contemplated by certain listing standards of the New York Stock Exchange, the number of shares of common stock deliverable upon conversion of the 2029 Notes will be limited to comply with these listing standards, and any shares of common stock that would otherwise have been deliverable upon conversion will instead be settled in cash.

Upon completion of the Exchange Transaction, the aggregate principal amount of the 2026 Notes outstanding will be approximately $17.7 million. The Company will not receive any cash proceeds from the issuance of the 2029 Notes pursuant to the Exchange Transaction.

The Exchange Transaction and the guarantees have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”) or any other securities laws. The shares of common stock issuable upon conversion of the 2029 Notes have not been registered under the Securities Act or any other securities laws, and the 2029 Notes and such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

The form of the Exchange Agreements is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Exchange Transaction and the 2029 Notes is incorporated herein by reference.

Item 8.01.	Other Events.

On December 19, 2024, the Company issued a press release announcing the Exchange Transaction, as described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. On December 19, 2024, the Company also issued a press release regarding a recent action by the General Services Administration. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Form of Exchange Agreement

99.1	Press Release dated December 19, 2024

99.2	Press Release dated December 19, 2024

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BigBear.ai Holdings, Inc.

Date: December 19, 2024	By:	/s/ Sean Ricker
Sean Ricker
Chief Accounting Officer